                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                          SMARTALK TELESERVICES, INC.,

                         AMERICAN EXPRESS TELECOM, INC.

                                      AND

             AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.






                         Dated as of December 22, 1997
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                               TABLE OF CONTENTS

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ARTICLE 1 SALE AND TRANSFER OF STOCK.........................................1

     1.1.      Sale and Transfer of Stock....................................1
     1.2.      Closing.......................................................2
     1.3.      Instruments of Conveyance.....................................2
     1.4.      New Directors and Officers....................................2
     1.5.      Documents to be Delivered.....................................2
     1.6.      Further Acts and Assurances...................................2

ARTICLE 2 CONSIDERATION FOR PURCHASE OF THE SHARES...........................3

     2.1.      Payment for the Shares........................................3
     2.2.      Purchase Price................................................3
     2.3.      Settlement of Closing Date Liabilities for Sold But Unused
               Calling Time..................................................3
     2.4.      Payment Schedule..............................................4

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER AND COMPANY......4

     3.1.      Corporate Organization and Disclosure.........................4
     3.2.      Capitalization................................................5
     3.3.      Subsidiaries, Affiliates, Affiliated Companies and Joint
               Ventures......................................................5
     3.4.      Authority.....................................................5
     3.5.      Compliance With Laws..........................................6
     3.6.      Licenses......................................................7
     3.7.      Financial Statements..........................................7
     3.8.      Absence of Undisclosed Liabilities............................7
     3.9.      Absence of Certain Changes....................................7
     3.10.     Legal Proceedings, etc........................................9
     3.11.     Properties....................................................9
     3.12.     Employee Matters..............................................9
     3.13.     Taxes and Tax Returns.........................................9
     3.14.     Agreements and Commitments...................................12
     3.15.     Intellectual Property........................................13
     3.16.     Change in Control Payments...................................14
     3.17.     Distributor Relationships....................................14
     3.18.     Assets.......................................................14
     3.19.     Brokers and Finders..........................................14
     3.20.     Governmental Consents and Approvals..........................14
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ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SMARTALK......................... 15

        4.1.    Organization of SmarTalk and its Subsidiaries................ 15
        4.2.    Authority.................................................... 15
        4.3.    Finance...................................................... 16
        4.4.    Investment Representation.................................... 16
        4.5.    No Outside Reliance; Knowledge Regarding Representations..... 16
        4.6.    Brokers and Finders.......................................... 16

ARTICLE 5 COVENANTS.......................................................... 16

        5.1.    Access to Properties and Records; Confidentiality............ 16
        5.2.    Furnishing Information....................................... 17
        5.3.    Further Acts................................................. 17
        5.4.    Conduct of the Company Prior to the Initial Closing.......... 17
        5.5.    Consents..................................................... 19
        5.6.    Interim Financial Statements................................. 19
        5.7.    Intercompany Accounts........................................ 20
        5.8.    Applications................................................. 20
        5.9.    Interim Operating Reporting.................................. 20
        5.10.   Assets Complete.............................................. 20
        5.11.   Notice; Efforts to Remedy.................................... 20
        5.12.   Tax Covenants................................................ 21
        5.13.   Regulatory and Other Authorizations.......................... 24
        5.14.   Co-Marketing and Technology Agreement........................ 24
        5.15.   Carrier Agreement............................................ 24
        5.16.   Transition Agreement......................................... 24
        5.17.   Non-Competition Agreement.................................... 24
        5.18.   License of Patents........................................... 25
        5.19.   Other Assignments; License................................... 26
        5.20.   Company Name................................................. 26
        5.21.   Escrow Agreement............................................. 26

ARTICLE 6 CONDITIONS TO THE OBLIGATIONS OF SMARTALK.......................... 27

        6.1.    Representations and Warranties True.......................... 27
        6.2.    Performance of Obligations................................... 27
        6.3.    Licenses; Consents........................................... 27
        6.4.    Opinion of Counsel to the Stockholder........................ 27
        6.5.    Absence of Litigation, etc................................... 27
        6.6.    Adverse Changes.............................................. 28
        6.7.    Resignations................................................. 28
        6.8.    Employees.................................................... 28
        6.9.    Proceedings and Documents Satisfactory....................... 28
        6.10.   Delivery of Certain Documents................................ 28
        6.11.   HSR Act...................................................... 28
        6.12.   Governmental Approvals....................................... 28

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      6.13.    Co-Marketing and Technology Agreement ......................  28
      6.14.    Carrier Agreement ..........................................  28
      6.15.    Transition Agreement .......................................  29
      6.16.    Non-Competition Agreement...................................  29
      6.17.    SmarTalk/USPO Agreement ....................................  29
      6.18.    Escrow Agreement ...........................................  29


ARTICLE 7 CONDITIONS TO THE OBLIGATIONS OF THE STOCKHOLDER AND
     THE COMPANY ..........................................................  29

      7.1.     Representations and Warranties True ........................  29
      7.2.     Performance of Obligations .................................  29
      7.3.     Absence of Litigation, Etc..................................  29
      7.4.     Consents ...................................................  30
      7.5.     HSR Act ....................................................  30
      7.6.     Governmental Approvals .....................................  30
      7.7.     Co-Marketing and Technology Agreement ......................  30
      7.8.     Carrier Agreement ..........................................  30
      7.9.     Transition Agreement .......................................  30
      7.10.    Non-Competition Agreement ..................................  30
      7.11.    Escrow Agreement ...........................................  30

ARTICLE 8 CERTAIN ACTIVITIES AT CLOSING ...................................  30

      8.1.     Delivery by the Stockholder and the Company ................  30
      8.2.     Delivery by SmarTalk .......................................  31

ARTICLE 9 INDEMNIFICATIONS ................................................  31

      9.1.     Indemnification by the Stockholder .........................  31
      9.2.     Indemnification by SmarTalk ................................  32
      9.3.     Indemnification Procedure ..................................  32
      9.4.     Tax Indemnifications .......................................  33

ARTICLE 10 TERMINATION ....................................................  34

     10.1.     Optional Termination .......................................  34
     10.2.     Notice of Abandonment ......................................  35
     10.3.     Mandatory Termination ......................................  35
     10.4.     Effect of Termination ......................................  35

ARTICLE 11 MISCELLANEOUS ..................................................  35

     11.1.     Expenses ...................................................  35
     11.2.     Schedules ..................................................  35
     11.3.     Headings ...................................................  35
     11.4.     Notices ....................................................  36
     11.5.     Assignment .................................................  37
     11.6.     Complete Agreement .........................................  37
     11.7.     Modifications, Amendments and Waivers ......................  37
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     11.8.     Counterparts ...............................................  37
     11.9.     Governing Law ..............................................  37
     11.10.    Press Releases .............................................  37
     11.11.    Time of Essence ............................................  38
     11.12.    Invalidity of Any Provisions ...............................  38
     11.13.    Third Parties ..............................................  38
     11.14.    Interpretation .............................................  38
     11.15.    Gender, etc. ...............................................  38
     11.16.    Remedies ...................................................  38
     11.17.    Access to Records After Initial Closing ....................  39
     11.18.    Nature and Survival of Representations, etc. ...............  39
     11.19.    Prohibition on Use of Name .................................  39
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                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT, dated as of December 22, 1997, by and among SMARTALK TELESERVICES, INC., a California corporation ("SmarTalk"), AMERICAN EXPRESS TELECOM, INC., a Delaware corporation (the "Company"), and AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., a New York corporation, the sole stockholder of the Company (the "Stockholder").

            WHEREAS, the Stockholder is the owner of all of the issued and outstanding common stock, $0.01 par value per share (the "Shares"), of the Company;

            WHEREAS, contemporaneously herewith SmarTalk and the Stockholder are entering into a Pre-Paid Telephone Card Co-Marketing and Technology Agreement;

            WHEREAS, contemporaneously herewith SmarTalk and the United States Postal Service are entering into an agreement relating to FirstClass Phone Cards (the "SmarTalk/USPO Agreement");

            WHEREAS, the Stockholder desires to sell and transfer to SmarTalk, and SmarTalk desires to purchase and receive from the Stockholder, the Shares for the consideration and upon the terms and conditions hereinafter set forth; and

            WHEREAS, SmarTalk and the Stockholder desire that, at the request of SmarTalk, SmarTalk and the Parent (as hereafter defined) shall make a joint election under section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and any provision of state, local or foreign law that is analogous to either section 338(g) or section 338(h)(10) of the Code, with respect to SmarTalk's purchase of the Shares; and

            WHEREAS, SmarTalk, the Company and the Stockholder desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement;

            NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties to this Agreement hereby agree as follows:

                                    ARTICLE 1

                           SALE AND TRANSFER OF STOCK

            1.1. Sale and Transfer of Stock. Subject to the terms and conditions of this Agreement, the Stockholder agrees to sell, convey and deliver to SmarTalk, and SmarTalk agrees to purchase and accept at each Closing (as hereinafter defined) from the Stockholder, the Shares.

            1.2. Closing. The sale, purchase and other activities provided for herein (the "Closings") shall take place on the fifth business day following the day on which the last to be satisfied of the conditions to each Closing specified in Articles 6 and 7 have been satisfied, or as soon thereafter as practicable, at the offices of Dewey Ballantine LLP, 333 South Hope Street, Los Angeles, California 90071, or at such other time or place as agreed among the parties hereto. At each Closing, there shall be delivered to SmarTalk and the Stockholder such opinions, certificates and other documents and instruments required to be delivered hereunder. The "Initial Closing" shall occur upon completion of the regulatory notices and other compliance for those jurisdictions set forth in Schedule 3.4, items 3, 4 and 5. The "Final Closing" shall occur upon receipt of regulatory approvals and certificates required for those jurisdictions set forth in Schedule 3.4, item 2.

            1.3. Instruments of Conveyance. At each Closing, the Stockholder shallto SmarTalk certificates evidencing and representing the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank in proper form for a transfer, with signatures guaranteed by a national bank or other entity satisfactory to SmarTalk, which shall convey to SmarTalk all of the Shares free and clear of all liens, pledges and other encumbrances.

            1.4. New Directors and Officers. At the Initial Closing, the Stockholder shall deliver to SmarTalk written resignations of all of the directors and officers of the Company. On the date of the Initial Closing, the Stockholder shall cause a meeting of the Board of Directors of the Company to be held upon due notice or waiver thereof, at which the resignations of the respective officers and directors of the Company shall be accepted, effective immediately, and the vacancies created by such resignations thereupon shall be filled by the persons designated by SmarTalk.

            1.5. Documents to be Delivered. At each Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary, in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. From and after the Initial Closing, each of the parties hereto hereby covenants and agrees, without the necessity of any further consideration whatsoever, to execute, acknowledge and deliver any and all other documents and instruments and take any and all such


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
other action as may be reasonably necessary or desirable to effectuate the transactions set forth herein or contemplated hereby, and the officers and directors of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may reasonably be required to effectuate such transactions.

            1.6. Further Acts and Assurances. The Stockholder shall, at any time and from time to time and at no cost to SmarTalk, take all reasonable steps necessary to place in SmarTalk's possession and operating control the properties and business of the Company and will do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances reasonably requested by SmarTalk as may be required more effectively to transfer and confirm to SmarTalk or to its successors or assigns, or to reduce to possession, any or all of the assets of the Company and to carry out the purposes and intent of this Agreement.

                                    ARTICLE 2

                    CONSIDERATION FOR PURCHASE OF THE SHARES

            2.1. Payment for the Shares. SmarTalk agrees to pay for the Shares the Purchase Price as defined in Section 2.2 herein by delivery of cash in the form of a wire transfer or check.

            2.2. Purchase Price. The aggregate purchase price for the Shares shall be $34 million (the "Purchase Price").

            2.3. Settlement of Closing Date Liabilities for Sold But Unused Calling Time. (a) Within 30 days following the Initial Closing, the Stockholder shall cause to be prepared and delivered to SmarTalk a statement prepared by Ernst & Young setting forth (i) the total number of minutes of unused calling time outstanding as of the Initial Closing on prepaid telephone calling cards sold by the Company through the date of the Initial Closing, (ii) the Stockholder's good faith estimate of the amount of such unused calling time that will actually be used prior to the expiration dates of the sold cards based on the past 12 months usage experience, which shall not be less than 80% of the maximum potential liability (the "Estimated Usage"), together with appropriate documentation of historical usage and any other methodology used by Ernst & Young to make such estimate and (iii) the aggregate estimated liability of the Company if such Estimated Usage were the actual number of minutes used with respect to such sold cards prior to their expiration calculated by multiplying
(x) the total number of minutes reflected in the Estimated Usage times (y) $0.20 (the "Proposed Unused Call Settlement Amount").


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
            (b) Within 30 days of receipt of the Proposed Unused Call Settlement Amount statement, SmarTalk shall notify the Stockholder if it agrees with the Proposed Unused Call Settlement Amount, or if it desires to dispute the Proposed Unused Call Settlement Amount, in which case such notice will include a statement setting forth SmarTalk's alternative proposal (the "Alternative Unused Call Settlement Amount") and the estimated usage and other methodology used by SmarTalk to calculate the Alternative Unused Call Settlement Amount. If SmarTalk fails to deliver a notice of dispute within the 30-day period following delivery to it of the Stockholder's statement containing the Proposed Unused Call Settlement Amount, then the Proposed Unused Call Settlement Amount shall be deemed to be the "Final Unused Call Settlement Amount" for purposes of the final sentence of this Section 2.3. If SmarTalk delivers a notice disputing the Proposed Unused Call Settlement Amount and containing an Alternative Unused Call Settlement Amount within such 30-day period, SmarTalk and the Stockholder shall endeavor in good faith to resolve the dispute within 30 days after the Stockholder's receipt of SmarTalk's notice containing the Alternative Unused Call Settlement Amount. If the Stockholder and SmarTalk are able to resolve the dispute within such 30-day period, then the amount to which they agree shall be deemed to be the "Final Unused Call Settlement Amount" for purposes of the final sentence of this Section 2.3. If the Stockholder and SmarTalk are unable to resolve the dispute within such 30-day period, the Stockholder and SmarTalk shall thereupon select within five days an internationally known independent accounting firm other than the firms engaged by the Stockholder and SmarTalk (the "Independent Accounting Firm") to resolve the dispute within 60 days of selection and the determination of the Independent Accounting Firm shall be conclusive and binding on the Stockholder and SmarTalk and the amount of the Unused Call Settlement Amount so determined by the Independent Accounting Firm, in the event it is required to make such determination, shall be deemed to be the "Final Unused Call Settlement Amount" for purposes of the final sentence of this Section 2.3. The Final Unused Call Settlement Amount, whether determined by the Stockholder and agreed to or not disputed by SmarTalk or whether determined by mutual agreement of the Stockholder and SmarTalk or whether determined by the Independent Accounting Firm, shall be promptly paid after its date of determination by the Stockholder to SmarTalk by wire transfer in immediately available funds.

            2.4. Payment Schedule.At the Initial Closing, SmarTalk shall pay the Stockholder the amount of $26 million, pursuant to Section 2.1 above, in exchange for delivery of 80% of the Shares. At the Initial Closing, SmarTalk shall deposit, pursuant to the terms of an escrow agreement (the "Escrow Agreement"), the amount of $8 million, to be held and disbursed in accordance with the Escrow Agreement. Similarly, the Stockholder will hold as escrow agent the balance of the Shares to be conveyed in accordance with the Escrow Agreement.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                         OF THE STOCKHOLDER AND COMPANY

            The Stockholder and the Company hereby jointly and severally represent and warrant to SmarTalk as follows:

            3.1. Corporate Organization and Disclosure. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction (domestic, foreign or otherwise) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect (as defined in Section 3.4(b)). Schedule 3.1(a) contains a list of all jurisdictions where the Company is qualified to do business. The Company has not received any written notice or assertion from the Secretary of State or comparable official of any jurisdiction to the effect that the Company is required to be qualified or otherwise authorized to do business therein, in which the Company has not qualified or obtained such authorization.

            (b) Complete copies of the charter and all amendments thereto to the date hereof and the Bylaws (or equivalent organizational documents) as presently in effect of the Company have been furnished to SmarTalk. The Company is not in default in the performance, observation or fulfillment of its charter or Bylaws (or equivalent organizational documents).

            (c) True and complete copies of the minute books of the Company, which record all meetings of the Board of Directors of the Company and committees thereof and all meetings of its stockholders and all actions by written consent without a meeting by such Boards of Directors and committees thereof and its stockholders since the date of incorporation, have been furnished to SmarTalk. The stock certificate books and records of the Company accurately reflect on the date hereof the ownership of the Shares by the persons and in the amounts set forth therein.

            3.2. Capitalization. The authorized capital stock of the Company consists solely of 1,000 Common Shares, of which 1,000 are issued and outstanding, all of which possess identical voting rights and are owned beneficially and of record by the Stockholder, free and clear of all claims, liens and encumbrances of any kind. Except as set forth in the preceding sentence, there are no other shares of capital stock of the Company which are issued or outstanding. The Stockholder now has, and on the date of each Closing will have, full power and authority to transfer the Shares to SmarTalk hereunder. All of the Shares have been validly issued and are fully paid, non-assessable and are not subject to any preemptive rights. The issuance and sale of all of the Shares have been in full compliance with all applicable federal and state securities laws. There are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any of the Shares or any other equity security of the Company, including any rights of conversion or exchange under any outstanding securities or other instruments. There are no voting rights or other agreements or understandings with respect to the Shares. The Stockholder has good and valid title, beneficially and of record, to the Shares in the amount set forth herein, free and clear of all claims, liens, suits, proceedings, calls, proxies, charges, options, security interests and encumbrance of any kind; and it now has, and on the date of each Closing will have, full power and authority to transfer the Shares to SmarTalk hereunder.

            3.3. Subsidiaries, Affiliates, Affiliated Companies and Joint Ventures. The Company does not own any capital stock or other equity securities of any corporation, has no direct or indirect equity or ownership interest in, by way of stock ownership or otherwise, any corporation, partnership, joint venture, association or business enterprise and is not contemplating acquiring any such interest.

            3.4. Authority. (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all requisite corporate action, and no other acts or proceedings on the part of the Company or the Stockholder are necessary to authorize this Agreement or the transactions contemplated hereby. The Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and, as of each Closing, consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and the Stockholder and (assuming due authorization, execution and delivery by SmarTalk) is the legal, valid and binding obligation of the Company and the Stockholder enforceable against the Company and the Stockholder in accordance with its terms (except (i) as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally, (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought, and (iii) that the enforceability of any rights to indemnity or contribution may be limited by federal or state securities laws or by public policy).

            (b) Except as set forth in Schedule 3.4, neither the execution and delivery by the Company and the Stockholder of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of the charter or Bylaws (or equivalent organizational documents) of the Company; (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any encumbrance upon any of the properties of the Company or result in being declared void, voidable, without further binding effect or subject to amendment or modification any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, any license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which the Company or any of its properties may be bound or affected; (iii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Authority (as defined below), applicable to the Company or the Stockholder or any of their respective properties; or (iv) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any person or entity, except, in the case of clauses (ii), (iii) and (iv) above, as could not have a Material Adverse Effect (as hereinafter defined) or as would not be reasonably likely to have a material adverse effect on the ability of the Company or the Stockholder to consummate the transactions contemplated hereby. As used in this Agreement, a "Material Adverse Effect" shall mean, in respect of the Company, any effect or change that is, or is reasonably likely to be, materially adverse to the business, operations, assets, financial condition or results of operations of the Company.

            3.5. Compliance with Laws. The Company and, to the best knowledge of the Company, all of its officers, directors, consultants and agents, and employees of the Stockholder that are assigned to perform services for the Company (collectively, the "Personnel"), have complied in all material respects with all applicable statutes, regulations, rules, orders, ordinances, judgments, decrees, permits, franchises, licenses and other laws of the United States of America, all state, local and foreign governments and other governmental bodies and authorities, and courts and agencies of any of the foregoing ("Governmental Authority") applicable to the Company, except to the extent noncompliance could not have a Material Adverse Effect. Except as set forth on Schedule 3.5, the Company has not received any notice or other communication to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations and orders, ordinances, other laws or undertakings, and neither the Company nor the Stockholder has any knowledge that any presently existing circumstances are likely to result in violations of any such regulations which could have a Material Adverse Effect.

            3.6.  Licenses. [Intentionally omitted.]

            3.7. Financial Statements. Set forth on Schedule 3.7(a) are true, correct and complete copies of the audited financial statements of the Company meeting the requirements of Section 3-05 of Regulation S-X promulgated by the Securities and Exchange Commission (the "Commission") for each of the years


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
ending December 31, 1995 and 1996. (All of the financial statements referred to above in this Section 3.7 are hereinafter collectively referred to as the "Company Financial Statements"). Set forth on Schedule 3.7(b) are true, correct and complete copies of the interim financial statements of the Company (consisting of a balance sheet, statement of income and statement of cash flow) for the ten-month period ended October 31, 1997. The Company Financial Statements have been prepared from and are in accordance with the books and records of the Company which are complete and accurate, and the Company Financial Statements fairly present the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated, in each case in accordance with United States generally accepted accounting principles ("GAAP"). The unaudited financial statements of the Company were prepared on a basis consistent with the Company's audited financial statements contained in the Company Financial Statements, subject to normal, recurring year-end adjustments; provided, however, that no such year-end adjustment shall have a Material Adverse Effect.

            3.8. Absence of Undisclosed Liabilities. Except (i) as and to the extent specifically reserved against (which reserves are adequate in amount) in the Company's audited balance sheet as of December 31, 1996, and in the notes to such balance sheet for the period then ended, (ii) liabilities which have been incurred since December 31, 1996, in the ordinary course of business consistent with past practice in a commercially reasonable manner (or, with respect to liabilities to affiliates, as a result of arm's length negotiations), which liabilities would not be reasonably likely to have a Material Adverse Effect and
(iii) liabilities and obligations specifically disclosed on Schedule 3.8, the Company has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due).

            3.9. Absence of Certain Changes. Since December 31, 1996, there has not been any change in or effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of the Company that has or would be reasonably likely to have a Material Adverse Effect and no fact or condition exists or is reasonably contemplated or threatened which the Company or the Stockholder believes has a reasonable probability of resulting in any change in or effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of the Company that has or could have a Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 1996, and except as set forth on Schedule 3.9, there has not been, occurred or arisen with respect to the Company any: (a) amendment of its charter or Bylaws (or equivalent organizational documents); (b) change in the number of shares of capital stock issued and outstanding or issuance of any warrants, options or other securities convertible or exercisable into shares of capital stock; (c) declaration, setting aside, payment or distribution with respect to, or any split, combination or reclassification of, shares of capital stock declared or made by the Company; (d) increase in the compensation or severance pay payable or to become payable by the Company to any Personnel earning annual compensation of $75,000 or more, or any increase of general applicability in the compensation or severance pay payable to Personnel (in each case, other than pursuant to existing corporate policies, practices and procedures disclosed to SmarTalk and as in effect on March 31, 1997), or employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company for any present or former Personnel (except pursuant to the existing plans and arrangements disclosed to SmarTalk and as in effect on March 31, 1997, or as may be required by applicable law);
(e) significant labor trouble or any material controversy or unsettled grievance pending or, to the knowledge of the Company or the Stockholder, threatened between the Company and any Personnel or, to the knowledge of the Company or the Stockholder, a collective bargaining organization representing or seeking to represent Personnel; (f) encumbrance of any asset, tangible or intangible, except as set forth on Schedule 3.9(f) hereto; (g) transfer, lease, guarantee, mortgage, pledge, disposal, sale, assignment or transfer of any asset, tangible or intangible, or any conducting of business, in each case, other than in the ordinary course of business consistent with past practice; (h) settlement or compromise of any material claims or litigations or waiver, release or assignment of any material rights with respect to the business of the Company whether or not in the ordinary course of business; (i) cancellation, termination or entering into of, or material modification to, any Contract (as defined in Section 3.14); (j) material liability or loss incurred with respect to any of the assets or the operations of the business of the Company, except liabilities incurred in the ordinary course of business consistent with past practice; (k) any capital expenditure or authorization of any capital expenditure, acquisition of assets or execution of any lease, or any incurring of liability therefor, requiring any payment or payments in excess of $100,000 in the aggregate; (l) borrowing or lending of money, issuing of debt securities or pledging the credit of the business of the Company or guaranteeing of any indebtedness of others by the Company; (m) failure to operate the business of the Company in the ordinary course so as to preserve the business of the Company intact and the goodwill of the Company's suppliers, customers and others having business relations with them; (n) loss of service of any Personnel that is or are material, individually or in the aggregate, to the conduct of the business of the Company; (o) change in accounting practice of the Company, except as required by GAAP; (p) material cancellations by any supplier, customer or contractor; (q) any material election with respect to Taxes; or (r) any agreement, arrangement or understanding to do any of the foregoing.

            3.10. Legal Proceedings, etc. Except as disclosed on Schedule 3.10,
(a) there is no civil, criminal, arbitral or administrative action, suit, claim, hearing, investigation or proceeding pending or, to the knowledge of the Company or the Stockholder, threatened against, relating to or affecting (i) the Company, (ii) Personnel in reference to actions taken by them in such capacities or (iii) the transactions contemplated by this Agreement; and (b) neither the Company nor the Stockholder has knowledge that any presently existing circumstances are likely to result in any such litigation, proceeding or investigation, which, with respect to either clause (a) or (b) above, if adversely determined, could have a Material Adverse Effect or adversely affect the ability of the Company or the Stockholder to consummate the transactions contemplated hereby. Except as disclosed on
Schedule 3.10, there are no judgements, decrees, injunctions, rules or orders of any court or governmental department or agency outstanding against the Company.

            3.11. Properties. A list of all leases of real property to which the Company is a party and all other leased interests of the Company in real property is set forth on Schedule 3.11 hereto. The Company does not own or hold title to any real property.

            3.12. Employee Matters. The Company has no employees and has no liability with respect to any person who is or claims to be an employee of the Company, the Stockholder or any of their affiliates. The Company has no relationship with any independent contractors that is not terminable at will by the Company without creating a liability to the Company. The Company does not currently and has not at any time in the past sponsored, maintained or contributed to the any employee benefit or compensation plan (including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974), and has no liability, contingent or otherwise, with respect to any such plan currently or formerly sponsored, maintained or contributed to by the Stockholder or any of its affiliates.

            3.13. Taxes and Tax Returns. Except as disclosed on Schedule 3.13:
(a) Definitions (nothing in this clause (a) is modified by Schedule 3.13):

                  "Final Determination" means the final resolution of liability for any Tax for a taxable period, including any related interest or penalties, (i) by the Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for a refund shall not constitute a Final Determination; (ii) by a decision, judgment, decree or other order of the Tax Court or any other court of competent jurisdiction, which has become final and unappealable;
      (iii) by a closing agreement or accepted offer in compromise under sections 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Taxes, but only after expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

                  "Interim Period" means, with respect to any Taxable Period that begins on or before the day of the Initial Closing and ends after the day of the Initial Closing, the portion of such period that ends on the day of the Initial Closing (the "Closing Date").

                  "Parent" means American Express Company, the sole stockholder of the Stockholder.

                  "Short Period" means any Taxable Period that ends on the Closing Date.

                  "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, employment, excise, withholding, property, sales, use, transfer, license, payroll and franchise taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof.

                  "Taxable Period" means any taxable year or any other period that is treated as a taxable year (or other period, including any Short Period, in the case of a Tax imposed with respect to such other period, e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

                  "Tax Return" shall mean any report, return, election, notice or other information required to be supplied to a taxing authority in connection with Taxes.

            (b) All Tax Returns required to be filed with respect to the Company on or before the date hereof (taking into account any extensions of filing dates) have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable law, (ii) are true, correct, and complete in all material respects, and (iii) reflect the liability for Taxes of the Company. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made against the Company with respect to such Tax Returns, have been paid when due. No adjustment relating to any such Tax Return has been proposed or, to the Parent Group's (as hereinafter defined) knowledge, threatened in writing by any taxing authority.

            (c) True and complete copies of all federal, state and local income Tax Returns filed by the Company (and the portions of any consolidated, combined or unitary income Tax Returns that relate to the Company) for the last three years have been made available to SmarTalk prior to the date hereof. Since the date of the most recent Company Financial Statements, the Company has not incurred any liability for Taxes other than in respect to which the Stockholder has agreed to indemnify SmarTalk that would result in a material decrease in the net worth of the Company.

            (d) The Company has made (or there has been made on its behalf) all required current estimated Tax payments sufficient to avoid any underpayment penalties.

            (e) The Company has timely paid or caused to be paid all Taxes that are or were due or payable on or prior to the date hereof, whether or not shown (or required to be shown) on a Tax Return.

            (f) The Company has complied (and until the date of the Initial Closing will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

            (g) None of the Tax Returns of or including the Company has been examined by the IRS or relevant state, local or foreign taxing authorities. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending nor has the Company received a revenue agent's report asserting a tax deficiency. To Parent Group's (as hereinafter defined) knowledge, there are no threatened actions, suits, proceedings, investigations or claims relating to or asserted for Taxes of the Company.

            (h) No material claim has ever been made in writing by any taxing authority with respect to the Company in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of the Company. The Company has not entered into a closing agreement pursuant to section 7121 of the Code.

            (i) No extension of time with respect to any date on which a Tax Return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes. The Company has not granted a power of attorney to any person with respect to any Taxable Period.

            (j) The Parent is the "common parent" of an "affiliated group" of corporations (as those terms are used in section 1504(a) of the Code and the

Treasury regulations promulgated under section 1502 of the Code) that includes the Company (the "Parent Group") and will include the Company through the Closing Date. The Parent Group has filed or will file consolidated federal income Tax Returns including the Company for all Taxable Periods ending on or before the date hereof for which the applicable statute of limitations for the assessment of a Tax against the Company has not lapsed (and will continue to file such Tax Returns including the Company for all taxable periods ending on or before the Closing Date). Schedule 3.13 sets forth all state and local jurisdictions with respect to which the Company is included in a combined, consolidated or unitary income Tax Return.

            (k) Except for the Parent Group and the groups listed on Schedule 3.13, the Company is not and has not ever been a member of an (i) affiliated group (within the meaning of section 1504 of the Code), (ii) affiliated, combined, consolidated, unitary, or similar group for state or local Tax purposes, or (iii) controlled group as defined in Treas. Reg.
Section 1.382-8T(e)(2).

            (l) The Company has not agreed and is not required to include in income or make any material adjustment under either section 481(a) of the Code, by reason of a change in accounting, or section 482 of the Code (or an analogous provision of state, local, or foreign law). The Company has not disposed of any material property in a transaction being accounted for under the installment method pursuant to Code section 453.

            (m) The Company does not have any deferred items (or items not yet taken into account) under Treas. Reg. Section 1.1502-13 and/or-14 (including successor provisions) or any similar provision of state or local law.

            (n) The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of section 355 of the Code since April 16, 1997.

            (o) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of section 280G of the Code.

            (p) Parent Group is and will be eligible to join SmarTalk in making the joint election provided for in section 338(h)(10) of the Code with respect to SmarTalk's purchase of the Shares.

            3.14. Agreements and Commitments. (a) Schedule 3.14 contains an accurate list of all commitments, contracts, leases and agreements to which the Company is a party or is bound which involves a commitment or obligation in excess of $100,000 in the aggregate for each such commitment, contract, lease or agreement or is otherwise material to the business of the Company (including, without limitation, joint venture or partnership agreements, employment agreements, contracts, tenant leases, equipment leases, equipment maintenance agreements, agreements with municipalities and labor organizations, loan agreements, bonds, mortgages, liens or other security agreements, and any other agreement or undertaking, written or otherwise (the "Contracts")). The Company has delivered true, correct and complete copies of such agreements to SmarTalk. Except as set forth on Schedule 3.14, there are not: (i) any contracts or commitments which involve a commitment or obligation in excess of $100,000 in the aggregate for each such contract or commitment to which the Company is a party; (ii) any patent licensing agreements or any other agreements, licenses or commitments with respect to patents, patent applications, trademarks, trade names, service marks, technical assistance, copyrights or other like terms to which the Company is a party (other than computer software licenses obtained in the ordinary course of business); (iii) any contracts or commitments to which the Company is a party providing for payments based in any manner on the revenues or profits of the Company; (iv) any contracts or commitments to which the Company is a party limiting the freedom of the Company to engage in any line of business or operate in any geographic area, or to compete with any person or entity; (v) any instruments to which the Company is a party relating to indebtedness for borrowed money, including any note, bond, deed of trust, mortgage, indenture or agreement to borrow money or any agreement of guarantee or indemnification, whether written or oral, in favor of any person or entity; or (vi) any other contract or commitment to which the Company is a party, whether in the ordinary course of business or not, which involves future payments, performance of services or delivery of goods or materials, to or by the Company of any amount or value in excess of $100,000 in the aggregate for each such contract or commitment.

            (b) Except as expressly set forth on Schedule 3.14(b), none of the Contracts requires the consent of the other parties thereto in order for it to be in full force and effect with respect to the Company as controlled by SmarTalk after the Initial Closing or would give rise to the other party's right to terminate any Contract as a result of the transactions contemplated hereby; and, the Company will use all reasonable efforts to obtain any required consents prior to the Initial Closing.

            3.15. Intellectual Property. The Company, directly or indirectly, possesses or has, and will have following the Initial Closing, adequate rights to such licenses, permits and all other franchises, trademarks, trade names, service marks, inventions, patents, copyrights, and any applications therefor, trade secrets, research and development, know-how, technical data, computer software programs or applications and technology systems as are necessary to operate the ongoing business of the Company as currently operated on the date hereof and required by applicable law (the "Intellectual Property"). Except as set forth on Schedule 3.15, all right, title and interest in and to each item of Intellectual Property is owned by the Company, is not subject to any license, royalty arrangement or pending or, to the knowledge of the Company or the Stockholder, threatened claim or dispute and is valid and in full force and effect. None of the Intellectual Property owned and, to the Company's or the Stockholder's knowledge, none of the Intellectual Property used by the Company, infringes any Intellectual Property right of any other entity and, to the knowledge of the Company or the Stockholder, no Intellectual Property owned by the Company is infringed upon by any other entity. At and following the Initial Closing, except as set forth in Schedule 3.15, the Company, SmarTalk and/or their respective Affiliates, subject to the consummation of the transactions contemplated by this Agreement, including without limitation execution and delivery by the Stockholder of the Agreements referred to in Section 5.19, will possess or have adequate rights to such licenses (on commercially reasonable terms), permits and all other franchises and other Intellectual Property as are necessary to operate the ongoing business of the Company as currently operated on the date hereof. The "business" is defined for purposes of this Section 3.15 as the ongoing businesses of the Company as currently operated as of the date hereof including all marketing, manufacturing, networking, call routing and interfacing activities. Subject to
Section 5.18, the "business" does not include the patents and patent applications owned by the Stockholder.

            3.16. Change in Control Payments. Except as set forth on Schedule 3.16, the Company has no plans, programs, commitments or arrangements or Contracts to which it is a party, or to which it is subject, pursuant to which payments may be required, acceleration of benefits may be required or modification or termination may occur upon change of control of the Company.

            3.17. Distributor Relationships. Set forth on Schedule 3.17 hereto is a complete list of the Company's distributor relationships (the "Distributor List"). The material terms of each such distributor relationship have been previously disclosed to SmarTalk. Except as set forth on Schedule 3.17, the Company's relationship with each such distributor listed on the Distributor List is: (i) in good standing; and (ii) not currently subject to any dispute or disagreement of any kind whatsoever. Except as has been previously disclosed to SmarTalk, there exists no pending or, to the knowledge of the Company, threatened termination of any distributor relationship described on the Distributor List, or any re-bidding with respect thereto, as a result of the transactions contemplated herein or otherwise.

            3.18. Assets. Except as set forth in Schedule 3.18, the Company has good and marketable title, free and clear of all liens and other encumbrances, to all of its Assets (as hereinafter defined), except for any such liens and encumbrances which would not have a Material Adverse Effect. Except as disclosed on Schedule 3.18, the Assets of the Company include all assets required to operate the businesses of the Company as presently conducted. All tangible properties used in the businesses of Company are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business. As used in this Agreement, "Assets" shall mean all of the assets and properties of the Company of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent.

            3.19. Brokers and Finders. Except as listed on Schedule 3.19, the Company and its officers, directors or employees, and the Stockholder have not employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for the Company or the Stockholder in connection with this Agreement or the transactions contemplated hereby and no investment banking, financial advisory or similar fees have been incurred or are or will be payable by the Company or the Stockholder in connection with this Agreement or the transactions contemplated hereby.

            3.20. Governmental Consents and Approvals. Except as listed on
Schedule 3.4 and Schedule 3.20, the execution, delivery and performance of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority except the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and except such as the failure to which to be obtained or made do not have and are not reasonably likely to have a Material Adverse Effect.

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF SMARTALK

            SmarTalk represents and warrants to each Stockholder as follows:

            4.1. Organization of SmarTalk and its Subsidiaries. Each of SmarTalk and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of SmarTalk and its subsidiaries has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted therein, and each such entity is qualified to do business and is in good standing in each jurisdiction (domestic, foreign or otherwise) in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary (except for jurisdictions in which such failure to be so qualified could not be reasonably likely to have a Material Adverse Effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of SmarTalk and its subsidiaries taken as a whole).

            4.2. Authority. (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by SmarTalk have been duly authorized by all requisite corporate action, and no other acts or other proceedings on the part of SmarTalk are necessary to authorize this

Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed by SmarTalk and (assuming the due authorization, execution and delivery hereof and thereof by the Company and the Stockholder) constitutes the legal, valid and binding obligation of SmarTalk, enforceable against SmarTalk in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general, or by general principles of equity.

            (b) Except as set forth in Schedule 4.2(b), neither the execution and delivery by SmarTalk of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of the charter or Bylaws of SmarTalk, or any of its subsidiaries; (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any encumbrance upon any of the properties of SmarTalk or any of its subsidiaries or result in being declared void, voidable, without further binding effect or subject to amendment or modification any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, any license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which SmarTalk, any of its subsidiaries or any of their respective properties may be bound or affected; (iii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Authority, applicable to SmarTalk or any of its subsidiaries or any of their respective properties; or (iv) except for obtaining the consents, approvals, authorizations and permits of, and making filings or notifications to, any Governmental Authority pursuant to the applicable requirements, if any, of state securities laws and the rules and regulations promulgated thereunder, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any person or entity except as would not be reasonably likely to have a Material Adverse Effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of SmarTalk and its subsidiaries taken as a whole or on the ability of SmarTalk to consummate the transactions contemplated hereby.

            4.3. Finance. SmarTalk has adequate cash on hand to satisfy the payment of the Purchase Price.

            4.4. Investment Representation. The Shares are being acquired by SmarTalk for its own account for investment, and not with a view to the sale or distribution of any part thereof. SmarTalk understands that the Shares are not being registered under the Securities Act of 1933, as amended (the "Act") or any state securities law on the ground that registration is not required pursuant to
Section 4(2) under the Act.

            4.5. No Outside Reliance; Knowledge Regarding Representations. SmarTalk has not relied and is not relying upon any statement or representation not made in this Agreement. As of the date hereof, SmarTalk is not aware of any inaccuracy or misstatement in, or breach of, or omission from, any representation or warranty of the Company or the Stockholder contained herein.

            4.6. Brokers and Finders. Except as listed on Schedule 4.6, SmarTalk and its officers, directors or employees have not employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for SmarTalk in connection with this Agreement or the transactions contemplated hereby and no investment banking, financial advisory or similar fees have been incurred or are or will be payable by SmarTalk in connection with this Agreement or the transactions contemplated hereby.

                                    ARTICLE 5

                                   COVENANTS

            5.1. Access to Properties and Records; Confidentiality. (a) Between the date of this Agreement and the Initial Closing, the Company will permit SmarTalk's authorized representatives reasonable access to any and all premises, properties, contracts, comments, books, records and other information (including Tax Returns filed and those in preparation) relating to the Company and will cause its officers and employees to furnish to SmarTalk and its authorized representatives any and all financial, technical and operating data and other information pertaining to the business of the Company, as SmarTalk shall from time to time reasonably request. The Company shall also, upon the request of SmarTalk, deliver to SmarTalk true, correct and complete copies of all documents referred to in Article 3 or in any schedule delivered by the Company or the Stockholder to SmarTalk in connection with this Agreement. The "business" is defined for purposes of this Section 5.1 as the ongoing businesses of the Company as currently operated as of the date hereof including all marketing, manufacturing, networking, call routing and interfacing activities. The "business" for purposes of this Section 5.1 does not include the patents and patent applications owned by the Stockholder.

            (b) SmarTalk will, and will use its best efforts to cause its employees and agents to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of counsel, by other requirements of law, all Company Confidential Information (as hereinafter defined). SmarTalk will provide notice to the Stockholder and an opportunity to eliminate or modify any such requirement of law, which SmarTalk will use its best efforts to assist, before any such disclosure. SmarTalk will not disclose the Company Confidential Information to any person, except as otherwise may reasonably be necessary to carry out the transactions contemplated by this Agreement, including any business or due diligence review by or on behalf of SmarTalk. If this Agreement is terminated, then upon the Stockholder's written request SmarTalk will promptly return or cause to be returned to the Company all documents and all copies thereof furnished by the Company or the Stockholder and held by SmarTalk or its representatives containing such Company Confidential Information. For the purposes hereof, "Company Confidential Information" shall mean all information of any kind concerning the Company or the Stockholder in connection with the transactions contemplated by this Agreement except information: (i) ascertainable or obtained from public or published information; (ii) received from a third party not known by SmarTalk to be under an obligation to the Company to keep such information confidential; (iii) which is or becomes known to the public (other than through a breach of this Agreement); or (iv) which was in SmarTalk's possession prior to disclosure thereof to SmarTalk in connection herewith.

            5.2. Furnishing Information. The Stockholder shall cause the Company, promptly after receipt of a request from SmarTalk, to furnish to SmarTalk all information concerning the Company required for inclusion in any statement or application made by SmarTalk to any Governmental Authority in connection with the transactions contemplated by this Agreement.

            5.3. Further Acts. Consistent with the terms and conditions hereof, each party hereto will execute and deliver such instruments, certificates and other documents and take such other action as any other party hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.

            5.4. Conduct of the Company Prior to the Initial Closing. On and after the date hereof and prior to the Initial Closing, and except as otherwise consented to or approved by an authorized officer of SmarTalk in writing, which consent and approval will not be unreasonably withheld, or required by this Agreement, the Stockholder will cause the Company not to act, or omit to act, otherwise than in accordance with the following:

            (a) The business, operations, activities and practices of the Company shall be conducted only in the ordinary course of business and consistent with past practice;

            (b) No change shall be made in the charter or by-laws of the Company;

            (c) No change shall be made in the number of shares of authorized or issued capital stock of the Company; nor shall any option, warrant, call, right, commitment or agreement of any character be granted or made by the Company relating to the capital stock or other securities of the Company; nor shall the Company issue, grant or sell any securities or obligations convertible into or exchangeable for shares of capital stock of the Company; nor shall the Company enter into any other agreement with respect to any capital stock of the Company, or any security convertible into or relating to any capital stock of the Company;

            (d) (i) The Company shall not, directly or indirectly, solicit or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of the Company), or enter into any negotiations or discussions concerning, any Acquisition Proposal (as defined below). The Company will notify SmarTalk promptly by telephone, and thereafter promptly inform in writing, if any such information is requested from, or any Acquisition Proposal is received by, the Company. In the event the Company receives an Acquisition Proposal, the Company shall promptly inform the maker thereof of the existence of the provisions of this Section 5.4(d)(i) and the Company or its Board of Directors shall reject such Acquisition Proposal.

                  (ii) On and after the date hereof and prior to the Initial Closing, the Stockholder shall not, directly or indirectly, solicit or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of the Company), or enter into any negotiations or discussions concerning, any Acquisition Proposal. The Stockholder will notify SmarTalk promptly by telephone, and thereafter promptly confirm in writing, if any such information is requested from, or any Acquisition Proposal is received by, the Stockholder. In the event the Stockholder receives an Acquisition Proposal, the Stockholder shall promptly inform the maker thereof of the existence of the provisions of this Section 5.4(d)(ii) and the Stockholder shall reject such Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any proposal received by the Company (or any of its affiliates, officers or directors), or the Stockholder prior to the Initial Closing for a merger or other business combination involving the Company or for the acquisition of, or the acquisition of a substantial equity interest in, or all or a substantial portion of the assets of, the Company, other than as contemplated by this Agreement;

            (e) The Company shall not: (i) incur any indebtedness except in the ordinary course of business consistent with past practice; (ii) enter into any agreement requiring the maintenance of a specified net worth; (iii) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other individual, firm or corporation (other than to customers for the performance of services or the sale of products in the ordinary course of business); or (iv) make any loans, advances or capital contributions to, or investments in, any other individual, firm or corporation (other than in the ordinary course of business with respect to collections and deposits);

            (f) The Company shall use all reasonable efforts to preserve the business organization of the Company intact, and to preserve for SmarTalk the goodwill of suppliers, customers and others with whom business relationships exist;

            (g) The Company will use normal and commercially reasonable collection efforts in respect of the Accounts Receivable (as hereinafter defined);

            (h) No change shall be made in any accounting principle or practice of the Company, including but not limited to any change in the nature or method of calculation of any reserve of any kind, except as required by GAAP;

            (i) The Company will not take, agree to take or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of the Company, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations of the Company contained herein to be or become untrue in any respect; and

            (j) No election that will have a material effect on the Taxes due or payable by the Company after the Closing Date shall be made, revoked or changed by or with respect to the Company (except as contemplated by Section
5.12 hereof), without obtaining the prior consent of SmarTalk.

            5.5. Consents. The Stockholder will cause the Company to use and, to the extent appropriate, SmarTalk will use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties necessary, or, in the opinion of SmarTalk, desirable for the purpose of: (i) consummating the transactions contemplated hereby; or (ii) enabling the Company to continue to conduct its business in the ordinary course after the Initial Closing.

            5.6. Interim Financial Statements. Within 15 days after the end of each calendar month after the date of this Agreement, and until the Closing Date, the Stockholder will cause the Company to deliver to SmarTalk unaudited income statements with respect to the Company for such calendar month and the corresponding calendar month of the preceding fiscal year. All unaudited financial statements delivered pursuant to this Section shall be prepared on a basis consistent with the Company Financial Statements.

            5.7. Intercompany Accounts. Except as otherwise provided herein, prior to the Closing Date, (a) all indebtedness and other amounts owed by the Company or its affiliates to the Stockholder or by the Stockholder to the Company or its affiliates shall be paid (whether or not then due) or canceled and treated for all purposes as a contribution to the capital of the Company by the Stockholder prior to the Closing Date; and (b) all liens, encumbrances or security interests relating to any of the aforesaid indebtedness or amounts shall be canceled and shall be discharged of record; provided, however, that SmarTalk acknowledges and agrees that the Company will have no cash assets on the Closing Date.

            5.8. Applications. The Stockholder will cause the Company to cooperate with SmarTalk in its application to obtain such licenses, permits and governmental approvals as may be necessary in order for SmarTalk to acquire and thereafter to operate the businesses of the Company. In connection with each such application on the part of SmarTalk, the Stockholder will cause the Company to furnish SmarTalk with such information and data as may be reasonably requested by SmarTalk as necessary or desirable and shall otherwise assist SmarTalk in any reasonable way requested.

            5.9. Interim Operating Reporting. During the period from the date of this Agreement to the Initial Closing, the Stockholder shall cause the Company and its officers to confer on a regular and frequent basis with one or more representatives of SmarTalk to report material operational matters and to report the general status of on-going operations. The Company shall notify SmarTalk in writing of any material adverse change in the financial position, earnings or business of the Company after the date hereof and prior to the Initial Closing and any unexpected emergency or other unanticipated change in the business of the Company and of any governmental complaints, investigations or hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated) or of any other matter and shall keep SmarTalk fully informed of such events and permit its representatives to participate in all discussions relating thereto.

            5.10. Assets Complete. Except as provided in Schedule 5.10, the assets of the Company as of the Initial Closing will include all the equipment, inventory and other assets being presently used in the conduct of or related to the businesses of the Company except those sold or otherwise consumed after the date hereof in the ordinary course of business.

            5.11. Notice; Efforts to Remedy. Each party hereto shall promptly give written notice to the other parties hereto upon becoming aware of the impending occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of the first such party contained or referred to in this Agreement and shall use its best efforts to prevent or promptly remedy the same. Upon a material breach of any representation, warranty or covenant contained herein, the non-breaching party shall provide the breaching party written notice (a "Notice") pursuant to
Section 12.4 of such breach and the breaching party shall have five business days after the delivery of such Notice to cure such breach before the non-breaching party shall have the right to pursue any remedy with respect thereto.

            5.12. Tax Covenants. (a) At SmarTalk's request, Parent (or with respect to elections described in (ii), the appropriate direct or indirect subsidiary thereof) and SmarTalk shall jointly make: (i) the joint election provided for in section 338(h)(10) of the Code and Treas. Reg. Section 1.338(h)(10)-1(d) with respect to the Company; and/or (ii) such other elections, if any, under the laws of any state, local or foreign jurisdiction analogous to the election provided for in either section 338(g) or section 338(h)(10) of the Code (the elections described in (i) and (ii) collectively, the "Section 338 Elections"). Parent, the Stockholder and SmarTalk shall comply fully with all filing and other requirements necessary to effectuate the Section 338 Elections on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of the Section 338 Elections, including the exchange of information and the joint preparation (subject to Section 5.12(b) hereof) and filing of IRS Form 8023 and related schedules. The Stockholder will pay any and all Taxes attributable to the actual sale of the Company's Shares and/or the deemed asset sale resulting from the making of the Section 338 Elections and will indemnify SmarTalk in accordance with Section 9.4 against any adverse consequences arising out of any failure to pay such Taxes.

            (b) SmarTalk and the Stockholder shall jointly determine the liabilities of the Company, and allocate the Purchase Price, such liabilities, and other relevant items in accordance with section 338 of the Code and the Treasury Regulations promulgated thereunder (such determination and allocation, the "Section 338 Determinations"). If SmarTalk and Stockholder are unable to agree with respect to any Section 338 Determination within one-hundred-twenty
(120) days after the Closing Date, an independent accounting firm (the "Arbiter"), mutually selected and jointly engaged by the parties, shall resolve the matter and the Arbiter's determination shall be binding on the parties and reflected on Form 8023 and related schedules. Expenses of the Arbiter incurred in connection with such dispute shall be shared equally by the parties hereto. Parent, the Stockholder and SmarTalk agree to act in accordance with the Section 338 Determinations in the preparation and filing of all Tax Returns and in the course of any tax audit, appeal, or litigation relating thereto, except as may be required by a Final Determination with respect to any such issue. Upon payment of any indemnification obligations hereunder resulting in an adjustment of the "modified adjusted deemed sales price," the Section 338 Determinations shall be appropriately adjusted in accordance with the procedures described in this Section 5.12(b).

            (c) The Stockholder shall prepare in a manner consistent with past practice (except for changes caused by a material change in fact or law that would not have a material effect on the relevant tax liability) and file or cause to be filed, all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include the Company) that are required to be filed (subject to permitted extensions) with respect to all Taxable Periods ending on or before the date of the Initial Closing; and, the Stockholder shall pay or cause to be paid all Taxes shown as due, or required to be shown as due, on such Tax Returns and shall be entitled to any refunds relating to such Tax Returns.

            (d) SmarTalk shall prepare and file (or cause to be prepared and filed) all Tax Returns of or including the Company other than those described in
Section 5.12(c) hereof. The Stockholder shall pay to SmarTalk at least five days prior to the date such amounts are due to the relevant taxing authority, the portion of Taxes shown to be due on such Tax Returns which is apportioned to any taxable period ending on or before the Closing Date including, without limitation, the Interim Period, provided, however, that SmarTalk shall deliver copies of all such Tax Returns that affect the Stockholder's liability for Taxes hereunder to the Stockholder at least 15 days prior to the due date for filing, and the Stockholder shall have the right to review any such Tax Returns before they are filed (although the failure to provide such returns within that time shall not relieve the Stockholder's liability for such Taxes). If the Stockholder disagrees with SmarTalk's determination of the Taxes for which the Stockholder is responsible hereunder, the Stockholder shall give written notice to SmarTalk of such disagreement within five days of SmarTalk's delivery of the applicable Tax Return to the Stockholder. If the Stockholder and SmarTalk are unable to settle or compromise such dispute within three days after the Stockholder's notice of disagreement, the Stockholder's and SmarTalk's accounting firms shall select a third accounting firm, subject to the approval of both the Stockholder and SmarTalk, to determine the disputed amount, and the determination of such third accounting firm shall be final. In the event the third accounting firm determines that the Stockholder owes SmarTalk any portion of the disputed amount, the Stockholder shall bear the portion of the costs of the third accounting firm determined by multiplying such costs by a fraction the numerator of which is the additional amount which such third accounting firm determines that the Stockholder owes to SmarTalk and the denominator of which is the disputed amount. SmarTalk shall bear all costs of the third accounting firm that are not paid by the Stockholder pursuant to the preceding sentence.

            (e) Notwithstanding any other provision of this Agreement, all transfer, documentary, sales, use, registration and other such Taxes (including, without limitation, all applicable real estate transfer or gains taxes and stock transfer Taxes), any penalties, interest and additions to Tax and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Stockholder. Each party to this Agreement shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

            (f) For purposes of apportioning income Taxes (and, except as otherwise provided hereinbelow, other Taxes imposed on a transactional basis) to any Short Period or Interim Period, the parties hereto shall treat the date of the Initial Closing as the last day of such Period (i.e., the parties shall "close the books" on such date) and shall elect to do so if permitted by applicable law. Except for purposes of Section 9.4 hereof, all federal communications excise Taxes and all sales, use and excise (and similar) Taxes imposed upon the sale or use of prepaid calling cards shall be apportioned to the Interim Period only to the extent that such Taxes relate to calls made on or before the Closing Date. The portion of all ad valorem (e.g., property) and all other similar Taxes apportioned to the Interim Period shall be equal to the amount of such Taxes imposed for the entire Taxable Period which includes the Interim Period multiplied by a fraction, the numerator of which is the number of days in the Interim Period and the denominator of which is the number of days in the entire Taxable Period which includes the Interim Period.

            (g) All contracts, agreements (other than this Agreement), or intercompany account systems between or involving the Company and any other members of the Parent Group under which the Company may at any time have an obligation to share the payment of any portion of a Tax or the right to receive any payment (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to the Company as of the date of the Initial Closing, and the Company and all other members of the Parent Group shall thereafter be released from any liability thereunder.

            (h) After the Initial Closing, the parties hereto shall (i) provide, and shall cause each of their affiliates to provide, to the other party and its affiliates (at the expense of the requesting party) such information (including but not limited to accounting and tax books and records) relating to the Company as such party may reasonably request with respect to Tax matters; and (ii) cooperate with each other in the conduct of any audit, litigation or other proceeding with respect to any Tax involving the Company and shall retain or cause to be retained all books and records pertinent to the Company for each Taxable Period or portion thereof ending on or prior to the date of the Initial Closing until one year after the expiration of the applicable statute of limitations (giving effect to any and all extensions and waivers). At the request and reasonable expense of the Stockholder, SmarTalk shall cause the Company to prepare and provide to the Stockholder packages of tax information materials relating to the Company including but not limited to federal and state income and foreign tax information (the "Tax Packages"), which shall be completed in accordance with past practice (except for changes caused by a material change of fact or law that would not have a material effect on the relevant tax liability) together with relevant work papers, for purposes of preparing all Tax Returns with respect to which the Stockholder has filing or tax payment responsibility, together with all other relevant materials and information reasonably requested by the Stockholder for these purposes. SmarTalk shall cause the Tax Packages for all such Taxable Periods (or portions thereof) of the Company to be delivered to the Stockholder no later than 30 business days prior to the due date for filing such Tax Returns.

            (i) If any party hereto receives any written notice from any taxing authority proposing any adjustment to any Tax relating to the Company for which another party may have liability after the Initial Closing, such party shall give prompt written notice thereof to the party which may have liability, which notice shall describe in detail such proposed adjustment. The receipt of any such notice from a taxing authority by any member of the Parent Group shall be deemed to constitute receipt thereof by Stockholder.

            (j) At the Initial Closing, the Stockholder shall deliver to SmarTalk, pursuant to section 1445(b)(2) of the Code and Treas. Reg. 1.1445-2(b)(2) a duly executed certification of non-foreign status. Such certification shall conform to the model certification provided in Treas. Reg. 1.1445-2(b)(2)(iii)(B).

            (k) The Stockholder agrees that Parent shall take all actions that Parent is required to take pursuant to this Agreement with respect to the
Section 338 Elections.

            (l) SmarTalk and the Stockholder agree that, for federal income tax purposes, SmarTalk will become the owner of all of the Shares on the Closing Date and accordingly agree to treat the transactions contemplated hereby in a manner consistent with that determination for all federal income tax purposes.

            5.13. Regulatory and Other Authorizations. Each of the Stockholder, the Company and SmarTalk shall as promptly as practicable prepare, submit and file (or cause to be prepared, submitted and filed) all applications, notices and requests for, and shall use all reasonable efforts to obtain as promptly as practicable (or cause to be obtained as promptly as practicable), all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary on each of their parts, respectively, for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement, and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each of the Stockholder, the Company and SmarTalk shall use all reasonable efforts to obtain (or cause to be obtained), to the extent available, confidential treatment by each such Governmental Authority and official of any filing made in connection with obtaining all such authorizations, consents, orders and approvals. Without limiting the foregoing, each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within 20 business days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

            5.14. Co-Marketing and Technology Agreement. On or prior to the Initial Closing, the Stockholder and SmarTalk shall each execute and deliver, or cause to be executed and delivered, a Pre-Paid Telephone Card Co-Marketing and Technology Agreement in the form attached as Exhibit A.

            5.15. Carrier Agreement. On or prior to the Initial Closing, the Stockholder, the Company and SmarTalk shall each execute and deliver, or cause to be executed and delivered, a Carrier Agreement in the form attached as Exhibit B.

            5.16. Transition Agreement. On or prior to the Initial Closing, the Stockholder, the Company and SmarTalk shall each execute and deliver, or cause to be delivered, a Transition Agreement in the form attached as Exhibit C.

            5.17. Non-Competition Agreement. On or prior to the Initial Closing, the Stockholder and SmarTalk shall each execute and deliver, or cause to be delivered, a Non-Competition Agreement in the form attached as Exhibit D. Notwithstanding the foregoing, the Stockholder shall be entitled to grant licenses or other rights to third parties, from time to time and in the Stockholder's sole discretion and with no accounting or other obligation to SmarTalk, under technologies described in any and all patents and patent applications owned or hereafter acquired by the Stockholder relating to prepaid telephone cards and related technology. The parties agree that it shall not be a violation of this Agreement, including the attached Non-Competition Agreement, or of any other agreements among the parties for the Stockholder to enter into agreements with third parties granting licenses or other rights to such third parties in the aforementioned patents, patent applications and/or related technologies.

            5.18. License of Patents. The Stockholder hereby grants to SmarTalk, the Company and its Affiliates a perpetual, fully paid up, royalty-free, nonexclusive, non-sublicensable, non-transferable license to use the inventions, technology and all other subject matter disclosed in the patents and patent applications set forth in Schedule 5.18, including all patents resulting from any such patent applications in the U.S. and in any foreign countries, as well as (x) all inventions and technology related to or based on the foregoing made at any time by the Stockholder or any of its Affiliates, (y) all improvements in or to any of the foregoing made at any time by or on behalf of the Stockholder or any of its Affiliates, and (z) all know-how, ideas, inventions, processes and trade secrets relating thereto in the possession at any time of any of the foregoing persons (such patents, patent applications, technology and inventions, together with the items specified in clauses (x), (y) and (z) above, collectively, the "Technology"). The Stockholder retains the sole and exclusive right to prosecute, in the Stockholder's sole discretion, any and all such patent applications including, but not limited to, the right to file continuation, divisional, reissue and other patent applications based on the same or similar technology and the right to cease prosecution of any or all applications or to cease to maintain any issued patents in any country at any time without notice to SmarTalk. The Stockholder also retains the sole and exclusive right to sue for infringement and collect damages, including any and all past infringements and damages resulting from any of the aforementioned patents. Notwithstanding the foregoing, in the event the Stockholder fails to exercise its rights to prosecute and/or sue, the Company, upon 30 days' prior written notice to the Stockholder, shall have the right to do so at its own expense, and the Stockholder shall cooperate in connection therewith, at no expense to the Stockholder. The Stockholder represents and warrants that the patents and patent applications set forth in Schedule 5.18 represent all of the patents and patent applications owned by the Stockholders or its Affiliates used in the business of the Company as currently conducted. The Stockholder, on its own behalf and on behalf of its Affiliates, hereby releases the Company, SmarTalk and their respective Affiliates from and against any liability whatsoever, to the Stockholder or any of its Affiliates, in respect of the use anywhere in the world by such persons, prior or subsequent to the Initial Closing, of any of the Technology, whether in violation or infringement of any patents at any time existing or otherwise. Without limiting the generality of the foregoing, such release shall apply with respect to Technology which does not exist on the date hereof. For purposes of this Section 5.18, "Affiliates" of SmarTalk shall mean and include entities which at any time in the future control, are controlled by or are under common control with SmarTalk. Subject to
Section 3.15, the Stockholder does not represent or warrant the patentability, validity or enforceability of any of the patents or patent applications set forth in Schedule 5.18.

            5.19. Other Assignments; License. (a) At the Initial Closing, the Stockholder will deliver to the Company, SmarTalk and/or one or more of their Affiliates, as directed by SmarTalk, assignments in such form as SmarTalk shall reasonably request (including without limitation in such form as shall be appropriate for recordation in the Patent and Trademark Office and/or the Copyright Office) of all Intellectual Property, other than the patents referred to in Section 5.18 (the "Patents"), owned by the Stockholder or any of its Affiliates and used in the business of the Company as of the date hereof, such assignments to include, without limitation, assignments of all trademarks, service marks, computer software, copyrights and all rights to all intellectual property used in connection with the Company's existing arrangements with the U.S. Postal Service, as well as any third party rights previously obtained by the Stockholder or any of its Affiliates in connection with the foregoing. To the extent that such Intellectual Property is not owned by Stockholder or any of its Affiliates, Stockholder will grant to SmarTalk, the Company and its Affiliates a perpetual, fully paid up, royalty-free, nonexclusive, non-sublicensable, non-transferable license or sublicense to such Intellectual Property. Notwithstanding the foregoing provisions of this clause (a), the Stockholder shall not be obligated to grant to SmarTalk, the Company and their Affiliates such a license or sublicense unless the terms of the underlying license with the third party from which Stockholder or its Affiliates derives its rights would permit a license or sublicense to be granted to SmarTalk, the Company or their Affiliates. The Stockholder hereby represents and warrants that no third party consents, including that of the U.S. Postal Service, are required in connection with any of the foregoing assignments. From and after the Initial Closing, neither the Stockholder nor any of its Affiliates shall have any right to use any materials assigned hereunder, nor any of the Intellectual Property (other than the Patents).

            (b) At the Initial Closing, the Stockholder agrees that it (and/or its appropriate Affiliates) will deliver to SmarTalk, the Company and their Affiliates, as directed by SmarTalk, (i) an assignment in such form as SmarTalk shall reasonably request (including without limitation in such form as shall be appropriate for recordation in the Patent and Trademark Office and/or the Copyright Office) of all of its (and/or its Affiliates') rights in and to the trademark PHONEFUNDS(R) and all rights related thereto and (ii) a license agreement whereby the Company and its Affiliates will have the right to use the service mark AMERICAN EXPRESS(R) on all advertising and other materials in the possession of the Company immediately prior to the Initial Closing on which such mark appears, in the manner currently used by the Company, until the Company and/or its Affiliates exhaust such supply of such materials; provided, that with respect to this clause (ii) SmarTalk shall use its reasonable efforts to cause such material in the possession of it or any of its Affiliates to be destroyed not later than June 1, 1998 to the extent not theretofore used.

            5.20. Company Name. Promptly after the Initial Closing, SmarTalk will change or cause to be changed the Company's name to a name that does not use the words "American Express" or any derivative thereof.

            5.21. Escrow Agreement. On or prior to the Initial Closing, the Stockholder and SmarTalk shall each execute and deliver, or cause to be executed and delivered, an Escrow Agreement in the form attached as Exhibit F.

                                    ARTICLE 6

                   CONDITIONS TO THE OBLIGATIONS OF SMARTALK

            The obligations of SmarTalk under this Agreement shall be subject to the satisfaction, at or prior to the Initial Closing, of each of the following conditions, each of which may be waived by SmarTalk as provided herein:

            6.1. Representations and Warranties True. The representations and warranties of the Stockholder and the Company contained in this Agreement shall be true and correct, in all material respects, on the date hereof (except that where a representation or warranty is already qualified by materiality, such materiality qualifier shall be disregarded for purposes of this condition) and shall be deemed to have been made again at and as of the Initial Closing and shall then also be true and correct, except to the extent that any agreement contained herein requires such representation or warranty no longer to be true.

            6.2. Performance of Obligations. Each of the obligations of the Stockholder and the Company to be performed by them on or before the Initial Closing pursuant to the terms hereof shall have been duly performed and complied with by the time of the Initial Closing.

            6.3. Licenses; Consents. The Company shall have acquired, prior to each Closing, all material consents, permits, franchises, licenses, concessions, rights, authorizations and approvals of Governmental Authorities and other persons or entities required in connection with the operation of its business as now being conducted, all of which are in full force and effect, not subject to any default and no suspension or cancellation of any of which is threatened. Without limitation of the foregoing, all notices to, and consents, authorizations, approvals and waivers from, third parties listed on Schedule 6.3 required to consummate the transactions contemplated hereby shall have been made and obtained.

            6.4. Opinion of Counsel to the Stockholder. SmarTalk shall have been furnished with the opinion of David Carroll, counsel to the Stockholder and the Company, dated the date of the Initial Closing, in the form attached as Exhibit E.

            6.5. Absence of Litigation, etc. There shall not be instituted, pending, or to the knowledge of the parties hereto, threatened any suit, action, investigation, inquiry or other proceeding by or before any Governmental Authority seeking an order, judgment or decree which, in the reasonable judgment of SmarTalk, would if issued restrain, prohibit or render unlawful the consummation of the transactions contemplated hereby, or any of them, or require rescission of this Agreement, or any of such transactions; no such action shall seek damages in a material amount by reason of the transactions contemplated hereby, or any of them; nor shall there be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as so provided. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any Governmental Authority.

            6.6. Adverse Changes. There shall not have occurred after September 30, 1997, any change in or effect on the Company that would have a Material Adverse Effect.

            6.7. Resignations. The Company shall have delivered to SmarTalk the resignations of all of the officers and directors of the Company.

            6.8. Employees. All employee contracts of the Company not expressly approved in writing by SmarTalk shall have been terminated without liability to the Company or SmarTalk.

            6.9. Proceedings and Documents Satisfactory. SmarTalk shall have received such certificates, opinions, updated Schedules and other documents as it or its counsel may reasonably require in order to consummate the transactions contemplated hereby, all of which shall be in form and substance satisfactory to it and its counsel. All proceedings in connection with the purchase of the Shares set forth herein and all certificates and documents delivered to SmarTalk pursuant to this Agreement shall be satisfactory in form and substance to SmarTalk and its counsel acting reasonably and in good faith.

            6.10. Delivery of Certain Documents. At the Initial Closing, the Stockholder shall have caused the Company to deliver to SmarTalk copies of the

Articles of Incorporation of the Company certified (not more than 30 days prior to the date of Initial Closing) by the appropriate governmental authority in the Company's jurisdiction of incorporation.

            6.11. HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated.

            6.12. Governmental Approvals. The Stockholder, the Company and SmarTalk shall have received all authorizations, consents, orders and approvals of all Governmental Authorities referred to in Sections 3.20 and 5.13 which, in each case, shall not contain any material adverse conditions or limitations applicable to SmarTalk or the Company.

            6.13. Co-Marketing and Technology Agreement. The Stockholder and SmarTalk shall have each executed and delivered, or caused to be executed and delivered, a Pre-Paid Telephone Card Co-Marketing and Technology Agreement in the form attached as Exhibit A.

            6.14. Carrier Agreement. The Stockholder, the Company and SmarTalk shall have each executed and delivered, or caused to be executed and delivered, a Carrier Agreement in the form attached as Exhibit B.

            6.15. Transition Agreement. The Stockholder, the Company and SmarTalk shall have each executed and delivered, or caused to be executed and delivered, a Transition Agreement in the form attached as Exhibit C.

            6.16. Non-Competition Agreement. The Stockholder and SmarTalk shall have each executed and delivered, or caused to be executed and delivered, a Non-Competition Agreement in the form attached as Exhibit D.

            6.17. SmarTalk/USPO Agreement. The SmarTalk/USPO Agreement shall be in full force and effect.

            6.18. Escrow Agreement. The Stockholder and SmarTalk shall have each executed and delivered, or caused to be executed and delivered, an Escrow Agreement in the form attached as Exhibit F.

                                    ARTICLE 7

        CONDITIONS TO THE OBLIGATIONS OF THE STOCKHOLDER AND THE COMPANY

            The obligations of the Stockholder and the Company under this Agreement shall be subject to the satisfaction, at or prior to the Initial Closing, of each of the following conditions, each of which may be waived by the Stockholder and the Company as provided herein:

            7.1. Representations and Warranties True. The representations and warranties of SmarTalk contained in this Agreement shall be true and correct, in all material respects, on the date hereof (except that where a representation or warranty is already qualified by materiality, such materiality qualifier shall be disregarded for purposes of this condition) and shall be deemed to have been made again at and as of the Initial Closing and shall then also be true and correct except for changes permitted or contemplated by this Agreement.

            7.2. Performance of Obligations. Each of the obligations of SmarTalk to be performed by it on or before the Initial Closing pursuant to the terms hereof shall have been duly performed and complied with by the time of the Initial Closing.

            7.3. Absence of Litigation, etc. There shall not be instituted, pending or, to the knowledge of the parties hereto, threatened any suit, action, investigation, inquiry or other proceeding by or before any Governmental Authority seeking an order, judgment or decree which, in the reasonable judgment of the Stockholder, would if issued restrain, prohibit or render unlawful the consummation of the transactions contemplated hereby, or any of them, or require rescission of this Agreement, or any of such transactions; no such action shall seek damages in a material amount by reason of the transactions contemplated hereby, or any of them; nor shall there be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as so provided. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any Governmental Authority.

            7.4. Consents. All notices to, and consents, authorizations, approvals and waivers from, third parties listed on Schedule 7.4 required to consummate the transactions contemplated hereby shall have been made and obtained.

            7.5. HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated.

            7.6. Governmental Approvals. The Stockholder, the Company and SmarTalk shall have received all authorizations, consents, orders and approvals of all Governmental Authorities referred to in Sections 3.20 and 5.13 which, in each case, shall not contain any material adverse conditions or limitations applicable to SmarTalk or the Company.

            7.7. Co-Marketing and Technology Agreement. The Stockholder and SmarTalk shall have each executed and delivered, or caused to be executed and delivered, a Pre-Paid Telephone Card Co-Marketing and Technology Agreement in the form attached as Exhibit A.

            7.8. Carrier Agreement. The Stockholder, the Company and SmarTalk shall have each executed and delivered, or caused to be executed and delivered, a Carrier Agreement in the form attached as Exhibit B.

            7.9. Transition Agreement. The Stockholder, the Company and SmarTalk shall have each executed and delivered, or caused to be executed and delivered, a Transition Agreement in the form attached as Exhibit C.

            7.10. Non-Competition Agreement. The Stockholder and SmarTalk shall have each executed and delivered, or caused to be executed and delivered, a Non-Competition Agreement in the form attached as Exhibit D.

            7.11. Escrow Agreement. The Stockholder and SmarTalk shall have each executed and delivered, or caused to be executed and delivered, an Escrow Agreement in the form attached as Exhibit F.

                                    ARTICLE 8

                         CERTAIN ACTIVITIES AT CLOSING

            8.1. Delivery by the Stockholder and the Company. In addition to the documents and activities mentioned above, at the Initial Closing, the Stockholder and the Company shall deliver to SmarTalk:

     (a) a certificate, dated the date of the Initial Closing, signed by the Stockholder and by the President of the Company in his corporate capacity stating that from the date hereof to the Initial Closing: (i) no event shall have occurred or have been threatened which has or could have a material and adverse effect upon the financial condition or the results of operations of the Company taken as a whole; (ii) there has been no change in the Articles of Incorporation or Bylaws of the Company; (iii) the representations and warranties of the Stockholder and the Company contained in Article 3 of this Agreement were and are true at the date of this Agreement and on the date of the Initial Closing and that the Stockholder and the Company have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Stockholder and the Company prior to or at the Initial Closing; and (iv) each of the conditions set forth in Article 7 has been satisfied or waived;

     (b) a copy of all governmental approvals necessary to the purchase of the Shares set forth herein;

     (c) all other previously undelivered documents required to be delivered by the Company to SmarTalk at or prior to the Initial Closing by the terms and provisions of this Agreement; and

     (d) any other document reasonably requested by counsel for SmarTalk or necessary for the consummation of the transactions contemplated by this Agreement.

            8.2. Delivery by SmarTalk. In addition to the documents and activities mentioned above, at the Initial Closing SmarTalk shall deliver to the Stockholder a certificate, dated the date of the Initial Closing, signed by the President or a Vice President of SmarTalk, in his corporate capacity, stating that from the date hereof to the Initial Closing: (i) the representations and warranties of SmarTalk contained in Article 4 of this Agreement were and are true at the date of this Agreement and on the date of the Initial Closing and that SmarTalk has performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by SmarTalk prior to or at the Initial Closing; and (ii) each of the conditions set forth in Article 6 have been satisfied or waived.

                                    ARTICLE 9

                                INDEMNIFICATIONS

            9.1. Indemnification by the Stockholder. The Stockholder hereby agrees to indemnify and hold harmless SmarTalk and its directors, officers, agents and employees (each, a "SmarTalk Indemnified Person") from and against and to pay any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) ("Damages") to which such SmarTalk Indemnified Person may become subject which relate to, result from or arise from (i) without duplication for the matters subject to Section 9.4 hereof, any misrepresentation, or breach of warranty or covenant made or to be performed on the part of such Stockholder or the Company under this Agreement, and (ii) any arrangement between Stockholder or any of its Affiliates and Global One Communications, LLC or any of its Affiliates, and, in the case of each of clauses (i) and (ii), will reimburse any SmarTalk Indemnified Person for all expenses (including reasonable counsel and expert fees) as they are incurred by any such SmarTalk Indemnified Person in connection with any such misrepresentation or breach of warranty or covenant or investigating, preparing or defending any such action or proceeding, whether pending or threatened, and whether or not such SmarTalk Indemnified Person is a party hereto; provided, however, that the Stockholder shall not be required to indemnify or reimburse SmarTalk Indemnified Persons for amounts exceeding the Purchase Price.

The Stockholder will not be responsible for any Damages or expenses to the extent that a court of competent jurisdiction shall have finally determined that such Damages or expenses resulted primarily from such SmarTalk Indemnified Person's bad faith or gross negligence or material breach of this Agreement. Notwithstanding the foregoing, and except as provided elsewhere in this Agreement, the Stockholder shall indemnify and hold harmless SmarTalk Indemnified Persons from and against any Damages which relate to, result from or arise from the conduct of the business of the Company for any period prior to the Initial Closing.

            9.2. Indemnification by SmarTalk. SmarTalk hereby agrees to indemnify and hold harmless the Stockholder and its directors, officers, agents and employees (each, a "Stockholder Indemnified Person") from and against and to pay any Damages to which such Stockholder Indemnified Person may become subject which relate to, result from or arise from any misrepresentation, or breach of warranty or covenant made or to be performed on the part of SmarTalk under this Agreement, and will reimburse any Stockholder Indemnified Person for all expenses (including reasonable counsel and expert fees) as they are incurred by any such Stockholder Indemnified Person in connection with any such misrepresentation or breach of warranty or covenant or investigating, preparing or defending any such action or proceeding, whether pending or threatened, and whether or not such Stockholder Indemnified Person is a party hereto; provided, however, that SmarTalk shall not be required to indemnify or reimburse Stockholder Indemnified Persons for amounts exceeding the Purchase Price. SmarTalk will not be responsible for any Damages or expenses to the extent that a court of competent jurisdiction shall have finally determined that such Damages or expenses resulted primarily from such Stockholder Indemnified Person's bad faith or gross negligence or material breach of this Agreement. Notwithstanding the foregoing, and except as provided elsewhere in this Agreement, SmarTalk shall indemnify and hold harmless Stockholder Indemnified Persons from and against any Damages which relate to, result from or arise from the conduct of the business of the Company for any period after the Initial Closing.

            9.3. Indemnification Procedure. (a) The party or parties being indemnified are referred to herein as the "Indemnified Party" and the indemnifying party is referred to herein as the "Indemnifying Party;"

            (b) The Indemnified Party shall give prompt written notice ("Indemnification Notice") to the Indemnifying Party after discovery by the Indemnified Party of any matters giving rise to a claim for indemnification or reimbursement under this Agreement; provided, however, that if no prejudice results from a failure to deliver prompt notice of a claim, no penalty shall be exacted therefor and the Indemnified Party shall continue to be entitled to indemnification;

            (c) In the event that the Indemnifying Party advises the Indemnified Party that the Indemnifying Party will contest a claim for indemnification hereunder, or fails, within 30 days of receipt of any Indemnification Notice to notify, in writing, the Indemnified Party of its election to defend, settle or compromise, at its sole cost and expense, any action or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim or action, the Indemnified Party's costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Damages subject to indemnification hereunder;

            (d) The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party and shall furnish to the Indemnifying Party all information reasonably available to the Indemnifying Party which relates to such action or claim. The Indemnifying Party, if the defending party, shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. If the Indemnifying Party does not assume the defense, the Indemnified Party shall use reasonable efforts to keep the Indemnifying Party apprised at all times as to the status of the defense. Payment of indemnification amounts hereunder shall be made to the person specified by the Indemnified Party. Anything in this Section 9.3 to the contrary notwithstanding, no person shall, without each of the parties' prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on any other party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the other parties, a release from all liability in respect of such claim.

            9.4. Tax Indemnifications. (a) The Stockholder shall indemnify, defend and hold harmless SmarTalk, the Company and their respective officers, directors, employees and agents (each, a "Tax Indemnitee") from and against, and shall promptly reimburse each Tax Indemnitee for, any and all Taxes (including, without limitation, those attributable to a lack of basis allocable to an amortizable or depreciable asset, reasonable expenses of investigation and reasonable attorneys' and accountants' fees and expenses in connection with any action, suit or proceeding) actually incurred or suffered at any time by any Tax Indemnitee arising out of or attributable to: (i) any misrepresentation, inaccuracy or breach of any representation, warranty, covenant, agreement or promise related to Taxes by the Parent, such Stockholder and/or the Company contained in this Agreement (or in any certificate, document, list or schedule delivered to SmarTalk by the Parent, the Stockholder or the Company hereunder);
(ii) any and all unpaid Taxes for any Taxable Period, or portion thereof, ending on or before the date of Initial Closing; (iii) any and all unpaid Taxes, whether determined on a separate, consolidated, combined, or unitary basis, including any penalties and interest in respect thereof, of or relating to the Company: (A) pursuant to Treas. Reg. Section 1.1502-6 or any comparable provision of state, local, or foreign law with respect to any Taxable Period beginning before the Closing Date; or (B) pursuant to any guaranty, indemnification, Tax sharing, or similar agreement made on or before the Closing Date relating to the sharing of liability for, or payment of, Taxes with respect to any Taxable Period, or portion thereof ending on or before the Closing Date; or (iv) any and all Taxes attributable to or resulting from the
Section 338 Elections. Notwithstanding the foregoing, to the extent the Stockholder has made payments pursuant to Section 2.3 of this Agreement for federal excise and/or state and local sales/use, excise or other similar Tax liability on unused calling time, any indemnification under this Section 9.4 with respect to Taxes on such unused calling time shall be reduced by any amount paid under Section 2.3 with respect to such Taxes so as to avoid double payment by the Stockholder for this liability.

            (b) The Indemnifying Party and its duly appointed representatives shall have the sole right to negotiate, resolve, settle or contest any claim for Tax made by a taxing authority with respect to which the Indemnifying Party has agreed to indemnify a Tax Indemnitee under this Section 9.4. If the Indemnifying Party does not assume the defense of a claim for the Tax made by a taxing authority with respect to which the Indemnifying Party has indemnified a Tax Indemnitee under this Section 9.4, the Tax Indemnitee may defend the same at the reasonable expense of the Indemnifying Party in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding without the consent of the Indemnifying Party.

                                   ARTICLE 10

                                  TERMINATION

            10.1. Optional Termination. This Agreement may be terminated at any time prior to the Initial Closing as follows:

            (a)   by the mutual consent of SmarTalk and the Stockholder;

            (b) by SmarTalk at any time after February 28, 1998 if, by that date, any of the conditions set forth in Article 6 shall not have been satisfied or waived;

            (c) by the Company or the Stockholder at any time after February 28, 1998 if, by that date, any of the conditions set forth in Article 7 shall not have been satisfied or waived;

            (d) by either the Company or SmarTalk, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable.

            10.2. Notice of Abandonment. In the event of any termination pursuant to Section 10.1, written notice shall forthwith be given to the other party hereto except with respect to a termination pursuant to Section 10.1(a).

            10.3. Mandatory Termination. If the Initial Closing has not occurred by March 31, 1998 this Agreement shall automatically terminate and no longer be of any force or effect, unless extended by the written agreement of SmarTalk and the Stockholder.

            10.4. Effect of Termination. Except for the confidentiality obligations contained in Section 5.1 and expense obligations in Section 11.1 hereof, upon the termination of this Agreement pursuant to Section 10.1 or
Section 10.3 hereof, this Agreement shall forthwith become null and void, and no party hereto or any of its officers, directors or shareholders shall have any liability hereunder.

                                   ARTICLE 11

                                 MISCELLANEOUS

            11.1. Expenses. All expenses of the preparation of this Agreement and of the purchase of the Shares set forth herein, including, without limitation, counsel fees, accounting fees, investment advisor's fees and disbursements, shall be borne by the respective parties incurring such expense, whether or not such transactions are consummated. At the Initial Closing, the Stockholder will pay: (a) all legal fees and expenses of the Company and of the Stockholder in connection with the transactions provided for herein; (b) the accounting fees and expenses in connection with the transactions provided for herein including, without limitation, the expenses incurred in the audit of the Company Financial Statements provided for in Section 3.7; and (c) any stock transfer tax payable upon the transfer of the Shares to SmarTalk.

            11.2. Schedules. All Schedules, Appendices, exhibits and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein and all statements of fact appearing therein shall be deemed to be representations. All items disclosed hereunder shall be deemed disclosed only in connection with the specific representation to which they are explicitly referenced.

            11.3. Headings. The descriptive headings of the several Articles and Sections of this Agreement and the Table of Contents are inserted for convenience only and do not constitute a part of this Agreement.

            11.4. Notices. Any notices or other communications required or permitted hereunder shall be given in writing and shall be delivered or sent by hand or by certified or registered mail, postage prepaid, addressed as follows:

            If to SmarTalk, to:

                      SmarTalk TeleServices, Inc.
                      1640 South Sepulveda, Suite 500
                      Los Angeles, California 90025
                      Attention:  General Counsel
                      Facsimile:  (310) 444-8822

            Copy to:

                      Dewey Ballantine LLP
                      333 South Hope Street, Suite 3000
                      Los Angeles, California  90071
                      Attention:  Robert M. Smith
                      Facsimile:  (213) 625-0562

                      Wiley, Rein & Fielding
                      1776 K Street, N.W.
                      Washington, D.C.  20006
                      Attention:  Stuart Carwile
                      Facsimile:  (202) 429-7207

            If to the Stockholder or the Company, to:

                      American Express Travel Related Services Company, Inc. 4315 South 2700 West
                      Salt Lake City, Utah 84184
                      Attention:  Chief Financial Officer
                      Facsimile:  (801) 965-5020

            Copy to:

                      American Express Travel Related Services Company, Inc. 200 Vesey Street
                      New York, New York 10285
                      Attention:  General Counsel
                      Facsimile:  (212) 619-7099

                      King & Spalding
                      191 Peachtree Street
                      Atlanta, Georgia 30303

                      Attention:  Bruce N. Hawthorne, Esq.
                      Facsimile:  (404) 572-5146

      or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date on which so hand-delivered or on the third business day following the date on which so mailed; provided that any notice or communications changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

            11.5. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that SmarTalk may assign any or all of its rights, interests and obligations hereunder to a direct or indirect wholly-owned subsidiary of SmarTalk, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein.

            11.6. Complete Agreement. This Agreement, including, without limitation, the Disclosure Schedules, Exhibits and the Appendices, contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein.

            11.7. Modifications, Amendments and Waivers. At any time prior to the Final Closing, to the extent permitted by law: (a) the parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement; and (b) any term or provision of this Agreement may be waived by the party which is entitled to the benefits thereof.

            11.8. Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

            11.9. Governing Law. This Agreement shall be governed by the substantive laws of the State of New York (without regard to such state's principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

            11.10. Press Releases. SmarTalk and the Stockholder shall consult with each other in releasing information concerning this Agreement and the transactions contemplated hereby. Each of the parties to this Agreement shall furnish to others drafts of all releases prior to publication. Nothing contained in this

Agreement shall prevent any party to this Agreement at any time from furnishing any information to any Governmental Authority, except where prior notice to the other party is required pursuant to Section 5.1(b).

            11.11. Time of Essence. Time is of the essence in the performance of this Agreement.

            11.12. Invalidity of Any Provisions. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each State and jurisdiction in which such enforcement is sought, and that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be deemed invalid or unenforceable in whole or in part, this Agreement shall be deemed amended to delete or modify, in whole or in part as necessary, the invalid or unenforceable provisions or portions thereof and to alter the remainder of this Agreement in order to render the same valid and enforceable; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

            11.13. Third Parties. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties hereto any legal or equitable rights or remedies under or by reason of this Agreement or any provision contained herein.

            11.14. Interpretation. As used in this Agreement: (a) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (b) the term "subsidiary" of any specified corporation shall mean any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation; and (c) the term "affiliate" shall mean, with reference to any person, the spouse, or any other member of the immediate family, of such person, any director or executive officer of such person, and any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.

            11.15. Gender, etc. Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

            11.16. Remedies. The Stockholder acknowledges that the agreements contained in Section 5.17 are an integral part of the transactions contemplated in this Agreement and that, without the agreements contained therein, SmarTalk would not enter into this Agreement.

            11.17. Access to Records After Initial Closing. The Stockholder will cause its counsel and certified public accountants to afford to the representatives of SmarTalk, including its counsel and accountants, reasonable access to, and copies of, any records relating to the Company not transferred to the control of SmarTalk. SmarTalk will afford to the representatives of the Stockholder reasonable access to, and copies of, the records transferred to the control of SmarTalk at the Initial Closing during normal business hours after the Initial Closing. Copies furnished to the party gaining such access shall be furnished at the cost of the recipient.

            11.18. Nature and Survival of Representations, etc. All Statements made by the Stockholder herein shall be deemed representations and warranties of the Stockholder to SmarTalk regardless of any investigation made by or on behalf of SmarTalk. The representations and warranties made by the Stockholder and SmarTalk in this Agreement shall survive the Initial Closing for a period of two years after the Closing Date, except that: (i) any or all representations and warranties which may have been fraudulently given or made or those which relate to Taxes shall survive the Initial Closing for 60 days after the lapse of the applicable statute of limitations (taking into account any extensions or waivers thereof); (ii) the representations and warranties contained in Section 3.12 shall survive the Initial Closing indefinitely; and (iii) all representations and warranties relating to the Stockholder's title to the shares of stock of the Company and its authority to consummate each Closing hereunder shall survive the Initial Closing indefinitely.

            11.19. Prohibition on Use of Name. The Stockholder agrees that on and after the Initial Closing, it shall not use the words "PHONEFUNDS, FIRSTCLASS" or any similar names in the conduct of a trade or business.

                                      * * *

      IN WITNESS WHEREOF, the Stockholder has executed this Agreement and SmarTalk and the Company have caused this Agreement to be executed by their duly authorized officers, respectively, as of the day and year first above written.


                                      SMARTALK TELESERVICES, INC.

                                      By: /s/ ERICH L. SPANGENBERG
                                         ------------------------------
                                         Name: Erich L. Spangenberg
                                         Title: Vice Chairman and
                                                Chief Operating Officer


                                      AMERICAN EXPRESS TELECOM, INC.

                                      By: /s/ ANNE B. HOPKINS
                                         ------------------------------
                                         Name: Anne B. Hopkins
                                         Title: President


                                      AMERICAN EXPRESS TRAVEL RELATED
                                      SERVICES COMPANY, INC.

                                      By: /s/ ANNE B. HOPKINS
                                         ------------------------------
                                         Name: Anne B. Hopkins
                                         Title: Vice President